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Jamie Britton, 214.932.6721
jamie.britton@texascapitalbank.com
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Shannon Wherry, 469.399.8527
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FOR IMMEDIATE RELEASE

Texas Capital Bancshares, Inc. Appoints New Chief Financial Officer
Texas-based financial institution’s leadership change to be effective in the new year

DALLAS, December 9, 2021 – Texas Capital Bancshares, Inc. (NASDAQ: TCBI), the parent company of Texas Capital Bank (“the Bank”), today announced that Matt Scurlock, Executive Vice President, Corporate Treasurer, will transition into the role of Executive Vice President, Chief Financial Officer, effective January 1, 2022.

Mr. Scurlock will replace Julie Anderson as the Chief Financial Officer of Texas Capital Bank and Texas Capital Bancshares, Inc. Mrs. Anderson has been with the Bank for 22 years, having served as Controller, Chief Accounting Officer, and most recently, Chief Financial Officer. During her tenure, she has been an important figure in the evolution of the organization and will remain in an advisory capacity to provide support for the transition until March 31, 2022.

Over the course of his career, Mr. Scurlock has served in leadership positions across the Corporate Finance, Risk, and Treasury sectors. Prior to Texas Capital Bank, he worked for Deloitte & Touche LLP, where he provided strategic consulting to financial services clients, and for Zions Bancorporation, where he served as a leader in its Corporate Finance group. Mr. Scurlock has led the implementation of key initiatives and overseeing the Bank’s budget and investments to promote growth. Since the arrival of President and Chief Executive Officer Rob C. Holmes, Mr. Scurlock has been deeply integrated in the development and execution of the firm’s strategic plan.

“Julie has been a very important part of Texas Capital Bank since 1999, and we thank her for her years of service,” said Mr. Holmes. “As Matt transitions into the role of Chief Financial Officer, I am confident he will continue to be an exceptional leader who upholds the values needed to optimize our financial performance and provide results to our investors with a renewed vigor as we grow and continue to transform.”

As Chief Financial Officer, Mr. Scurlock will become a permanent member of the Bank’s Operating Committee and will be responsible for all accounting and financial reporting functions, as well as financial planning and analysis, capital planning, and funds management. He will oversee the Bank’s Finance, Accounting, Investor Relations, and Strategic Sourcing departments, and will report directly to Mr. Holmes. Additionally, Mr. Scurlock will serve on the Board of Directors for the Texas Capital Community Development Corporation (“TCCDC”), a wholly owned subsidiary of the Bank, whose purpose is to lend and invest in economic development for underserved communities.

“Since Rob’s arrival, I have had the privilege of working closely with him and the Operating Committee to help craft the Bank’s vision, goals, and strategy,” said Mr. Scurlock. “I am thrilled to serve our organization and investors in this new capacity and look forward to partnering with the management team to deliver on our firm-wide commitments.”

About Matt Scurlock
Mr. Scurlock joined Texas Capital Bank in 2013. He led the development of the Bank’s Capital Analytics and Stress Testing group and served as Director of Finance and as Executive Vice President, Corporate Treasurer. In his most recent role, Mr. Scurlock was responsible for managing the Bank’s Corporate Finance, Investor Relations, Corporate Treasury, and Corporate Strategy initiatives.
Before joining Texas Capital Bank, Mr. Scurlock worked for Deloitte & Touche LLP, where he provided strategic consulting to financial services clients. Prior, he served as a Vice President in the Corporate Finance group for Zions Bancorporation (NASDAQ®: ZION), leading financial modeling and balance sheet management efforts. He has served in leadership positions across the Corporate Finance, Risk, Treasury, and Strategy sectors for over fifteen years.
Mr. Scurlock earned a Bachelor of Business Administration from Texas Tech University and a Master of Business Administration from the University of Utah. He currently serves on the Advisory Council of The Rawls College of Business at Texas Tech University and on the Board of Directors for the YMCA of Metropolitan Dallas.

About Texas Capital Bank
Texas Capital Bancshares, Inc. (NASDAQ®: TCBI), a member of the Russell 2000® Index and the S&P MidCap 400®, is the parent company of Texas Capital Bank, a commercial bank that delivers highly personalized financial services to businesses and entrepreneurs. We are headquartered in Dallas, Texas, and work with clients across the country. For more information, please visit www.texascapitalbank.com. Member FDIC.

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